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                                                                    EXHIBIT 10.6

                                    FORM OF
                    NONCOMPETE AND NONSOLICITATION AGREEMENT

    This NONCOMPETE AND NONSOLICITATION AGREEMENT (the "Agreement") is entered
into this 26th day of February, 1997, by and between                , an
individual ("Employee"), and 3Com Corporation, a California corporation. For the purposes of this Agreement, "Buyer" shall be deemed to include 3Com Corporation and its majority owned direct and indirect subsidiaries during the term of this Agreement.

                                    RECITALS

    A. U.S. Robotics Corporation, a Delaware corporation ("Seller"), together with its subsidiaries is engaged throughout the United States of America and the world in the business of the design, development, manufacture and marketing of products and systems for data networking including enterprise communications systems and desktop/mobile client products and modems for connecting computers and other equipment over analog, digital and switched cellular networks ("Seller's Products"). The term "Seller's Products" as used herein does not include products of Seller other than data networking products.

    B. Pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated February 26, 1997, by and among Buyer, TR Acquisition Corporation, a Delaware corporation wholly owned by Buyer ("Sub"), and Seller, Buyer is acquiring Seller through a merger of Sub with and into Seller (the "Merger"). After the Merger becomes effective, the separate existence of Sub shall cease, and Seller, as the surviving corporation in the Merger shall continue its corporate existence under the laws of the State of Delaware and will continue to operate the Business of Seller.

    C. Employee is the beneficial owner of shares of, or options to acquire, capital stock of Seller and is a key employee or officer of Seller. As a result of the Merger, Employee will be entitled to receive stock and options with a substantial value.

    D. It is a condition to the Merger in order that Buyer obtain the value intended for the consideration paid in the Merger, this Agreement is entered into by Employee in consideration of and as an inducement to Buyer and Sub to consummate the Merger.

    NOW, THEREFORE, the parties agree as follows:

    1. COVENANT NOT TO COMPETE. Employee agrees that for a period of two (2) years from the effective time of the Merger and for so long thereafter as Employee is employed by or serves as a consultant to Buyer, Employee will not, directly or indirectly, individually or as an owner, partner, shareholder, joint venturer, corporate officer, director, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than Buyer), (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any business engaged to a significant degree in the design, research, development, marketing, sales, manufacture or licensing of products that are substantially similar to or competitive with any Seller Products (whether through stand-alone products or broader products that include equivalent functionality) ("Competitive Products"); or be employed primarily in the design, research, development, marketing, sale or manufacture of such Competitive Products (b) accept employment with a customer of Seller with the intent or purpose of depriving Seller of business performed by Seller by transferring such work to a department, division or affiliate of the customer or to a third party; or (c) request or advise any of the customers, suppliers or other business contacts or Seller with which Employee had contact while employed or Seller to withdraw, curtail, cancel or not increase their business

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with Seller. Notwithstanding the foregoing, Employee is permitted to own as a passive investor up to a five percent (5%) interest in any publicly traded entity.

    2. COVENANT NOT TO SOLICIT. Employee further agrees that, during the period of the covenants set forth in Paragraph 1 ("Covenant Not to Compete") above, Employee will not directly or indirectly recruit, induce or attempt to persuade any person who is then an employee, sales representative or consultant of Buyer or Seller to terminate his or her relationship with Buyer or Seller.

    3. CANCELLATION OF EXISTING CONTRACTS. Employee acknowledges and agrees that there are no existing employment, noncompetition or change-in-control agreements between Employee and Seller other than those set forth in Seller's standard employment policies, and as set forth in the Employment Agreement with Seller dated January 1, 1997.

    4. REASONABLENESS. Employee agrees that the covenants provided for in Paragraphs 1 ("Covenant Not to Compete") and 2 ("Covenant Not to Solicit") hereof, including the term and the geographical area encompassed therein, are necessary and reasonable in order to protect Buyer in the conduct of its business and the utilization of its assets, tangible and intangible, including goodwill, and to preserve and protect the tangible and intangible assets of Seller, including Seller's goodwill, and the customers and trade secrets of which Employee has and will have knowledge, and in consideration for Buyer's entering into and performing under the Reorganization Agreement. Both parties agree that the execution, delivery and performance of this Agreement is in consideration of and a condition to the consummation of the Merger, and the parties do not ascribe and cannot ascribe a separate consideration or value to the covenants provided herein.

    5. LITIGATION ASSISTANCE. Employee shall, provided any out-of-pocket expenses are reimbursed by Buyer, for a period of five (5) years after any termination of employment, at no cost to Buyer or Sub, unless otherwise provided herein, diligently and fully cooperate with Buyer or Sub, including testifying, answering interrogatories, being deposed, and generally providing information and fully cooperating with the defense or prosecution of any suit or cause of action brought by or defended by Buyer or Sub based upon any facts relating to any contract or matter which originated during Employee's employment by Buyer or one of its subsidiaries. Buyer agrees to provide reasonable travel policy for Employee's assistance and cooperation in all such actions or suits, if required. Any requests for time away from Employee's work must be reasonably acceptable to Employee, and Employee shall be compensated on a per diem basis based on Employee's annual salary on the day before termination of this Agreement.

    6. CONSTRUCTION. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each province of Canada, and one for each country in the world. It is the desire and intent of the parties that these covenants shall be enforced to the fullest extent permissible under applicable law and that if one such clause is found unenforceable, the remaining clauses be enforced.

    7. INJUNCTIVE RELIEF. It is expressly agreed between the parties that monetary damages would be inadequate to compensate Buyer for any breach by Employee of his covenants and agreements set forth herein. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to Buyer and that, in addition to any other remedies which may be available, Buyer shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages.

    8. AMENDMENTS; GOVERNING LAW. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants, or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. No provision hereof may be waived, altered or amended, except by written instrument signed by all of the parties hereto. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of

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Illinois. All disputes arising under this Agreement shall be brought in the federal and state courts located in Illinois, as permitted by law, and each of the parties hereby consents to the personal jurisdiction, service of process and venue of such courts.

     9. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations of Employee arising under this Agreement may be assigned or transferred without Buyer's prior written consent. This Agreement will be for the benefit of Buyer's successors and assigns, and will be binding on Employee's heirs and legal representatives.

    10. NOTICES. Any notice or other communication under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Employee:                          -------------
                                         -------------
                                         -------------

If to Buyer:                             3Com Corporation
                                         5400 Bayfront Plaza
                                         P.O. Box 58145
                                         Santa Clara CA 95052
                                         Attn: General Counsel

with a copy to:                          Gray Cary Ware & Freidenrich
                                         400 Hamilton Avenue
                                         Palo Alto, CA 94301
                                         Attn: J. Howard Clowes

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

    11. SEVERABILITY. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, nondisclosure and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Sub, Buyer and Seller and not unduly restrictive upon Employee. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability.

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
                                   _____________________________________________
                                          Employee

                                          3COM CORPORATION:
                                    By:_________________________________________
                                          Print
                                          Name:_________________________________
                                  Title:________________________________________

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